UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):	December 12, 2005

EGL, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Texas
(State or Other Jurisdiction of Incorporation)

000-27288 76-0094895
(Commission File Number) (IRS Employer Identification No.)

15350 Vickery Drive, Houston, Texas 77032
(Address of Principal Executive Offices) (Zip Code)

(281) 618-3100
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.

OTHER EVENTS.

During 2003 and 2004, EGL, Inc. (“EGL”) acted as a logistics subcontractor in the Middle East to Kellogg Brown & Root, Inc. (“KBR”), which as general contractor provided various services to the U.S. Department of Defense (“DOD”) and other U.S. government agencies.  In 2004, EGL received an administrative subpoena from the Office of Inspector General of the DOD requesting documents relating to the billing of war risk surcharges by EGL on certain shipments of KBR freight in the period from late 2003 to mid-2004.  EGL has cooperated fully with the government’s request and its investigation.

In the course of its internal investigation of the matter, EGL reviewed documents related to the imposition of war risk surcharges on EGL by transportation providers.  EGL uncovered evidence suggesting that certain documents related to the imposition of war risk surcharges on EGL, that were then charged to KBR, were false and the charges were not warranted. Following this discovery, and with approval from the government, EGL engaged KPMG to conduct a forensic analysis of war risk surcharges charged by EGL.  This analysis concluded that approximately $1.14 million of war risk surcharges charged by EGL were not actually imposed on EGL by transportation providers. EGL provided the results of this internal investigation to the government and promptly terminated two employees for violation of the Company’s Code of Conduct.

As a result of discussions with the government, EGL received a letter from the United States Attorneys Office of the Eastern District of Texas on December 12, 2005 offering to settle the war risk surcharge issue for the sum of $4.0 million.  Of the $4.0 million, $1.14 million reimburses the government for war risk surcharges (the full amount of which had been previously reserved in EGL’s financial statements), and the remaining $2.86 million represents penalties for improper billings. EGL has agreed to reimburse the $1.14 million in war risk surcharges, and expects to reach agreement with the government promptly on the timing and final amount of the penalties.  Recognizing EGL’s cooperation in and assistance with the government’s review, as part of the settlement, the United States Attorneys Office and the Defense Criminal Investigative Service will agree to waive all investigatory expenses and will make no recommendation to the DOD for debarment of EGL from future DOD contracts.  In addition, the United States Attorneys Office of the Eastern District of Texas will not recommend to the DOD or the Department of Justice any criminal indictment of EGL related to the war risk surcharges.  If EGL pays the entire $2.86 million in penalties, the Company will record a one-time charge during the fourth quarter of 2005 of $2.86 million (approximately $0.07 per share).

At the request of the government, EGL limited its internal investigation and its public statements on these matters so as not to interfere with the government’s broader investigation.

CAUTIONARY STATEMENTS

The statements in this document regarding the effect, outcome and results of the investigations, charges, financial statement reserves, requests for reimbursement, and other statements that are not historical facts, are forward looking statements. Such statements involve risks and uncertainties including, but not limited to, additional information obtained from and  the outcome of governmental, third party and internal investigations, the effect of fines, penalties, interest or other remedies sought by the government or third parties,  material weaknesses within our internal controls, the results of litigation and regulatory proceedings, failure to comply with laws and regulations and governmental permit and licensing requirements  and other factors detailed in EGL’s 2004 Form 10-K and other filings with the Securities and Exchange Commission.  Should one or more of these risks or uncertainties materialize (or the consequences of such a development worsen), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected.  EGL disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.  There can be no assurance that the government will not bring civil or criminal claims against EGL or its employees in addition to those described above.  The government may bring claims in excess of those reserved for by EGL, including claims for interest, penalties and other damages and may seek other remedies that could limit EGL’s ability to perform future services for the government.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  December 13, 2005

EGL, INC.

By:

/s/ Elijio V. Serrano

Elijio V. Serrano

Chief Financial Officer

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